EXHIBIT (e)

Co-registrant’s outstanding debt to the Commonwealth as of June 30, 2016, and its contingent liability as guarantor of the outstanding debt of other entities as of the end of the last five fiscal years.

PUBLIC DEBT

The public sector indebtedness of Queensland is comprised of a number of distinct categories: Public Debt to the Commonwealth, Other State Debt to the Commonwealth, Queensland Treasury Corporation Guaranteed Debt and Other Guaranteed Debt and Contingent Liabilities.

During April 1995, the Commonwealth Government and Queensland Government entered into an agreement (the “1995 Financial Agreement”) whereby Queensland would pre-redeem its debt to the Commonwealth. This was carried out in July 1995.

State Debt to the Commonwealth

In addition to the funds lent to the States pursuant to the 1995 Financial Agreement, the Commonwealth Government also lends funds to the States in accordance with a variety of agreed Commonwealth/State programs. In general, these funds are on-lent to borrowers in accordance with the terms of the agreed program, with repayment being made to the State from the revenues of the ultimate borrowers. When on-lent by Queensland, the debt is generally secured by State claims on tangible assets of the ultimate borrower.

The following table outlines the outstanding advances made by the Commonwealth under this category of debt.

Other State Debt to the Commonwealth and Treasury

	As at June 30,
Agreement/Program	2009	2010	2011	2012	2013	2014	2015	2016
		(A$ millions)
Commonwealth and State Housing	417	404	391	378	365	351	337	323
Other (incl. Natural Disaster Relief Assistance)	69	59	53	93	98	203	288	191

Total	486	463	444	471	463	554	625	514

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Guaranteed Debt On-lent by Queensland Treasury Corporation

Queensland Treasury Corporation’s (the “Corporation” or “QTC”) primary function to date has been to act as a central financing authority for on-lending funds raised by it to Queensland Government Bodies. The Treasurer of Queensland, on behalf of the State Government, guarantees QTC’s obligations under all debt securities issued by QTC. The Corporation’s guaranteed debt (market value), as at the end of each of the last five fiscal years, and the distribution of this debt among various borrowing authorities is detailed in the following table:

Guaranteed Debt On-lent by Queensland Treasury Corporation

Distribution of Debt	2012	2013	2014	2015	2016
	(A$ millions)
Bodies within the Public Accounts
Department of Education and Training	72	66	63	58	53
Department of State Development	111	101	90	79	75
Department of Transport and Main Roads – Main Roads	1,088	1,009	936	852	758
Department of Transport and Main Roads – Queensland Transport	103	103	105	105	105
Public Works – Department of Housing and Public Works	307	199	17	15	14
Queensland Health	104	94	83	71	58
Queensland Treasury	28,671	36,652	41,483	43,605	37,324
Other	64	35	156	153	164

Government Owned Corporations
CS Energy Ltd	907	892	925	939	966
Energy Queensland Limited	—	—	—	—	18,497
Energex Limited	5,848	6,347	6,706	7,006	—
Ergon Energy Corporation Limited	5,198	5,318	5,396	5,507	—
Port Authorities & Facilities (various)	877	893	964	962	947
Powerlink	4,086	4,364	4,423	4,762	5,526
Stanwell Corporation Limited	869	853	639	903	981
Tarong Energy Corporation Limited	—	—	—	—	—

Local Governments
Brisbane City Council	1,829	2,296	2,918	2,404	1,927
Cairns Regional Council	106	100	98	97	96
Fraser Coast Regional Council	128	128	123	170	160
Gladstone Regional Council	159	190	191	186	171
Gold Coast City Council	812	841	882	878	876
Ipswich City Council	415	429	457	277	300
Logan City Council	132	205	247	285	292
Mackay Regional Council	229	247	263	224	224
Moreton Bay Regional Council	399	418	447	454	471
Redland City Council	69	69	67	63	59
Rockhampton Regional Council	237	254	171	172	172
Sunshine Coast Regional Council	254	282	249	297	340
Toowoomba Regional Council	164	165	173	185	215
Townsville City Council	419	393	388	389	409
Other	509	616	805	820	704

Statutory Bodies
Grammar schools	115	99	115	114	114
Queensland Bulk Water Transport Authority	2,593	—	—	—	—
SEQ Water	5,716	10,021	10,531	10,863	11,522
SEQ Water Grid Manager	1,703	—	—	—	—

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Guaranteed Debt On-lent by Queensland Treasury Corporation

Distribution of Debt	2012	2013	2014	2015	2016
	(A$ millions)
Unitywater	225	323	412	418	432
Universities	182	206	226	280	334
Water Boards	228	228	247	236	246
Other	589	224	198	169	151

Other Bodies
DBCT Holdings Pty Ltd	187	167	158	148	139
Queensland Rail Limited	3,300	3,341	3,352	3,386	3,455
Queensland Treasury Holdings P/L	2,471	154	—	—	—
Queensland Urban Utilities	396	538	599	1,579	2,124
Other	420	259	307	309	329

Total Funds On-lent	72,290	79,119	85,609	89,419	90,823

Undistributed borrowings	12,073	14,156	8,418	12,013	9,856

Total Guaranteed Debt	84,363	93,275	94,027	101,432	100,679

The Corporation raises funds in both the domestic and international capital markets with the market value of borrowings under management as at June 30, 2016 at A$100.679 billion, which includes A$2.292 billion of debt issued under overseas funding programs based on the prevailing rates of exchange at June 30, 2016. The Corporation hedges its foreign debt portfolio through interest rate and currency swaps and other hedging and currency switching transactions.

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Outstanding Domestic Australian Dollar Indebtedness

as at June 30, 2016

Coupon Rate	Maturity Date	Face Value	Market Value
(% per annum)		(AUD)	(AUD)
QTC Bonds
6.00	September-2017	1,035,781,000	1,107,359,684
3.50	September-2017	4,560,442,000	4,701,282,650
6.00	February-2018	5,246,855,000	5,721,210,310
6.25	June-2019	3,040,058,000	3,445,194,406
4.00	June-2019	5,659,436,000	6,019,357,147
6.25	February-2020	9,686,000,000	11,387,968,520
6.00	June-2021	1,447,708,000	1,735,909,801
5.50	June-2021	7,044,419,000	8,227,412,596
6.00	July-2022	8,084,200,000	10,081,371,950
4.25	July-2023	7,847,100,000	9,027,755,680
5.75	July-2024	7,921,000,000	10,112,045,034
4.75	July-2025	5,827,500,000	7,056,693,670
3.25	July-2026	3,593,600,000	3,885,559,142
3.25	July-2028	1,000,000,000	1,076,481,726
Capital Indexed Bond (CIB)	August-2030	859,645,800	1,051,013,675
6.50	March-2033	1,167,104,000	1,749,597,013

Treasury Notes
Various	July-2016	1,625,000,000	1,623,989,280
Various	August-2016	1,366,000,000	1,363,270,128
Various	September-2016	590,000,000	588,026,532
Various	October-2016	375,000,000	372,814,641
Various	November-2016	210,000,000	208,399,573
Various	December-2016	890,000,000	881,968,770
Floating Rate Notes
3 mth BBSW + 8bps	September-2016	1,909,000,000	1,910,859,913
3 mth BBSW + 9bps	March-2017	2,246,400,000	2,250,918,504
3 mth BBSW + 6bps	November-2018	2,500,000,000	2,507,207,042
Credit Foncier loans
Various	2016	18,881,000	19,388,598
Various	2017	67,667,200	69,828,646
Various	2018	66,909,250	68,878,918
Various	2019	98,261,000	100,190,275
Various	2020	34,999,500	35,245,435

Total		86,018,966,750	98,387,199,259

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Outstanding Offshore Indebtedness

Global A$ Bonds

as at June 30, 2016.

Coupon Rate	Maturity Date	Currency	Face Value	Market Value
			(AUD)	(AUD)
6.00%	September 14, 2017	AUD	185,032,000	197,818,822

Total			185,032,000	197,818,822

Euro Medium-Term Notes

as at June 30, 2016.

Year of Issue	Coupon Rate	Maturity Date	Currency	Face Value	Market Value
				(AUD)	(AUD)
2007	7.125%	September 18, 2017	NZD	310,242,180	332,979,340
2008	7.125%	September 18, 2017	NZD	429,566,095	461,048,317
2009	2.650%	April 7, 2039	JPY	196,673,339	292,976,485
2013	1.720%	September 16, 2039	CHF	151,042,154	208,388,879

Total				1,087,523,768	1,295,393,022

Commercial Paper

as at June 30, 2016.

Year of Issue	Yield	Maturity	Currency	Face Value	Market Value
				(AUD)	(AUD)
2016	1.83%	September-2016	AUD	14,000,000	13,945,760
2016	1.90%	August-2016	AUD	10,000,000	9,971,934
2016	1.11%	August-2016	SGD	9,972,149	9,955,187
2016	0.64%	July-2016	USD	269,088,463	269,025,351
2016	0.62%	August-2016	USD	235,452,405	235,262,054
2016	0.57%	September-2016	USD	215,270,770	215,021,653
2016	0.67%	August-2016	USD	45,745,039	45,711,716

Total				799,528,826	798,893,655

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